SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

             Certification and Notice of Termination of Registration
                 under Section 12(g) of the Securities Exchange
                Act of 1934 or Suspension of Duty to File Reports
                       Under Sections 13 and 15(d) of the
                         Securities Exchange Act of 1934

                          Commission File Number 0-8088


                                  Furon Company
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             (Exact name of registrant as specified in its charter)

  29982 Ivy Glenn Drive, Laguna Niguel, California 92677        (949) 831-5350
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               (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                         Common stock, without par value
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            (Title of each class of securities covered by this Form)

                                 Not Applicable
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       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)       [X]      Rule 12h-3(b)(1)(i)        [X]
         Rule 12g-4(a)(1)(ii)      [ ]      Rule 12h-3(b)(1)(ii)       [ ]
         Rule 12g-4(a)(2)(i)       [ ]      Rule 12h-3(b)(2)(i)        [ ]
         Rule 12g-4(a)(2)(ii)      [ ]      Rule 12h-3(b)(2)(ii)       [ ]
                                            Rule 15d-6                 [ ]




         Approximate number of holders of record as of the certification or notice date: One

         Pursuant to the requirements of the Securities Exchange Act of 1934, Furon Company has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.




Date:  November 22, 1999              By: /s/ John R. Mesher
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                                          John R. Mesher
                                          Vice President, General Counsel and
                                          Secretary